UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1 )*

Ultra Petroleum Corp/

(Name of Issuer)
Common Stock

(Title of Class of Securities)
903914109

(CUSIP Number)
December 31, 2016

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]
Rule
13d-
1(b)
[ ]
Rule
13d-
1(c)
[ ]
Rule
13d-
1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP
No.
903914109

1.
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
ONLY)

Disciplined Growth Investors, Inc.
41-1901233
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [ ]
(b) [ ]
3.
SEC USE ONLY
4.
CITIZENSHIP OR PLACE OF ORGANIZATION

Minnesota
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
5. SOLE VOTING POWER
13,952,754

6. SHARED VOTING POWER
0

7. SOLE DISPOSITIVE POWER
13,952,754

8. SHARED DISPOSITIVE
POWER
0
9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

13,952,754
10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES

[ ]
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9%
12.
TYPE OF REPORTING PERSON

IA

CUSIP
No.
903914109

Item 1.

(a)
Name of Issuer
Ultra Petroleum Corp.

(b)
Address of Issuer's Principal
Executive Offices
400 North Sam Houston Pkwy E.,
#1200, Houston TX 77060
Item 2.

(a)
Name of Person Filing
Disciplined Growth Investors,
Inc. (?DGI?)

(b)
Address of Principal Business
Office or, if None, Residence
150 South Fifth Street, Suite
2550, Minneapolis, MN 55402

(c)
Citizenship
DGI is a Minnesota S-
corporation

(d)
Title of Class of Securities
Common Stock

(e)
CUSIP Number
903914109
Item
3.
If This Statement is Filed Pursuant
to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person
Filing is a:

(a)
[ ]
Broker or dealer
registered under Section
15 of the Act (15 U.S.C.
78o).

(b)
[ ]
Bank as defined in
Section 3(a)(6) of the
Act (15 U.S.C. 78c).

(c)
[ ]
Insurance Company as
defined in Section
3(a)(19) of the Act (15
U.S.C. 78c).

(d)
[ ]
Investment Company
registered under Section
8 of the Investment
Company Act of 1940 (15
U.S.C. 80a-8).

(e)
[X]
An investment adviser in
accordance with Rule
240.13d-1(b)(1)(ii)(E);

(f)
[ ]
An employee benefit plan
or endowment fund in
accordance with Rule
240.13d-1(b)(1)(ii)(F);

(g)
[ ]
A parent holding company
or control person in
accordance with Rule
240.13d-1(b)(1)(ii)(G);

(h)
[ ]
A savings association as
defined in Section 3(b)
of the Federal Deposit
Insurance Act (12 U.S.C.
1813);

(i)
[ ]
A church plan that is
excluded from the
definition of an
investment company under
Section 3(c)(14) of the
Investment Company Act
of 1940 (15 U.S.C. 80a-
3);

(j)
[ ]
Group, in accordance
with Rule 240.13d-
1(b)(1)(ii)(J).
Item
4.
Ownership.
Provide the following information
regarding the aggregate number and
percentage of the class of securities of the issuer identified in Item 1.

(a)
Amount Beneficially Owned:

By reason of advisory and
other relationships with the
person who owns the Shares,
DGI may be deemed to be the
beneficial owner of the
following shares: 13,909,484

DGI has been granted the power
to vote Shares in
circumstances it determines to
be appropriate in connection
with assisting its advised
clients to whom it renders
financial advice in the
ordinary course of business,
by either providing
information or advice to the
persons having such power, or
by exercising the power to
vote.

(b)
Percent of Class:

9%

(c)
Number of shares as to which
such person has:

(i)
sole power
to vote or
to direct
the vote
13,952,754

(ii)
shared power
to vote or
to direct
the vote
0

(iii)
sole power
to dispose
or to direct
the
disposition
of
13,952,754

(iv)
shared power
to dispose
or to direct
the
disposition
of
0
Item
5.
Ownership of Five Percent or Less
of Class.

If this statement is being filed to
report the fact that as of the date
hereof the reporting person has
ceased to be the beneficial owner
of more than five percent of the
class of securities, check the
following: [ ]
Item
6.
Ownership of More than Five Percent
on Behalf of Another Person.

Not Applicable
Item
7.
Identification and Classification
of the Subsidiary Which Acquired
the Security Being Reported on by
the Parent Holding Company.

Not Applicable
Item
8.
Identification and Classification
of Members of the Group.
Not Applicable. This schedule is
not being filed pursuant to Rule
13d-1(b)(1)(ii)(J) or Rule 13d-
1(d).
Item
9.
Notice of Dissolution of Group.
Not Applicable
Item
10.
Certification.

By signing below I certify that, to
the best of my knowledge and
belief, the securities referred to
above were acquired and are held in
the ordinary course of business and
were not acquired and are not held
for the purpose of or with the
effect of changing or influencing
the control of the issuer of the
securities and were not acquired
and are not held in connection with
or as a participant in any
transaction having that purpose or
effect.

SIGNATURE

After
reasonable
inquiry and
to the best
of my
knowledge
and belief,
I certify
that the
information
set forth
in this
statement
is true,
complete
and
correct.



By: /s/
Frederick
K. Martin

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Date:
February
13, 2017

Name:
Frederick
K. Martin

Title:
President
& Chief
Investment
Officer